Exhibit 10.3
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

In the Matter of	)	Order No.: WN-09-024
)
)
FIRST BANCSHARES, INC.	)	Effective Date: August 17, 2009
)
Mountain Grove, Missouri OTS Docket No. H2220	) )

ORDER TO CEASE AND DESIST

WHEREAS, First Bancshares, Inc., Mountain Grove, Missouri, OTS Docket No. H2220 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Western Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.
NOW, THEREFORE, IT IS ORDERED that:
Cease and Desist.
1.   The Holding Company and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about,

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participating in, counseling or the aiding and abetting the unsafe or unsound practices that resulted in an increasing level of classified assets, poor earnings, and inadequate risk management practices of its subsidiary, First Home Savings Bank, Mountain Grove, Missouri, OTS Docket No. 05233 (Association).
Business Plan.
2.  By September 31, 2009, the Board shall submit to the Regional Director, for a written notice of non-objection, a detailed business plan for enhancing the consolidated earnings and operations of the Holding Company and the Association for the third and fourth quarters of 2009 and calendars years 2010 and 2011 (Business Plan). The Business Plan, at a minimum, shall address the following components:
(a) specific strategies for strengthening and improving the Association's operations and for preserving the Association's financial resources to support its risk profile;

(b)  specific strategies for raising additional capital for operations and making capital infusions into the Association, if necessary, taking into consideration the impact of at least three different forward-looking scenarios involving progressively stressed economic environments, including, but not limited to, the cessation of capital distributions from the Association;

(c) comprehensive pro forma capital and earnings projections, taking into consideration the Association's current and projected earnings and the Association's risk profile;

(d)  comprehensive pro forma cash flow projections for the Holding Company only, detailing all anticipated sources and uses of funds, including but not limited to: (i) capital distributions, and (ii) operating expenses, including, but not limited to, payments required

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under the tax sharing agreement with the Association and the reimbursement of the Association for expenses and services rendered pursuant to a written agreement between the Holding Company and the Association; and
(e) detailed description of all assumptions and the support for such assumptions used to prepare the Business Plan.
3.   Within fifteen (15) days after receiving the Regional Director's written comments or written notice of non-objection, the Board shall make any changes, if any, required by the Regional Director and adopt the Business Plan. Thereafter, the Holding Company shall implement and comply with the final Business Plan. Within five (5) days of Board approval of the final Business Plan, the Holding Company shall send a copy of the final Business Plan adopted by the Board, along with the Board meeting minutes reflecting the Board's adoption of the final Business Plan.
4.   Once the Business Plan is implemented, the Holding Company must operate within the parameters of its Business Plan. If the Board determines that an amendment or a revision to the Business Plan is appropriate, the Board shall submit the revised Business Plan to the Regional Director for review and written notice of non-objection at least sixty (60) days before a proposed change is implemented. The Holding Company shall comply with the Business Plan, including all revisions or amendments thereto required by the Regional Director.
5.   Within five (5) days after a material event that affects or would affect the balance sheet or the cash flow of the Holding Company, the Holding Company shall submit a written notification to the Regional Director of such material event.
6.   Within thirty (30) days after the end of each quarter, beginning with the quarter ending September 30, 2009, the Board shall submit a quarterly variance report to the Regional Director
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describing any material deviation or variance from the Business Plan and setting forth corrective actions taken to address the material deviation. For the purposes of this Paragraph, a deviation may be considered material: (a) if the Holding Company's performance falls below or fails to meet target amounts in the Business Plan by more than ten percent (10%) or $1.0 million, whichever is greater; or (b) when the Holding Company engages in any material activity, line of business, or operation that is inconsistent with the Business Plan. The Board's review of the Business Plan and the quarterly variance reports shall be fully documented in the minutes of the Board meeting.
Dividends.
7.   Effective immediately, the Holding Company shall not declare, make, or pay any dividends or other capital distributions or purchase, repurchase or redeem or commit to purchase, repurchase, or redeem any Holding Company's common shares without the prior written notice of non-objection of the Regional Director. The Holding Company shall submit its written request for written notice of non-objection to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment, capital distribution, or stock transaction. The written request for such non-objection shall: (a) contain current and one-year pro forma projections regarding the Holding Company's capital, earnings, and cash flow and the Association's capital, asset quality, and earnings; and (b) address compliance with the Business Plan required by Paragraph 2 of this Order.
8.   Effective immediately, the Holding Company shall not accept nor request that the Association make or pay any capital distributions, as that term is defined in 12 C.F.R. § 563.141, or commit to make or pay dividends or any other capital distributions, without the prior written notice of non-objection of the Regional Director. The Holding Company shall submit its written

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request for written notice of non-objection to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed capital distribution. The written request for such non-objection shall: (a) contain current and one-year pro forma projections regarding the Holding Company's capital, earnings, and cash flow and the Association's capital, asset quality, and earnings; and (b) address compliance with the Business Plan required by Paragraph 2 of this Order.
Debt Restrictions.
9.  Effective immediately, the Holding Company and its subsidiary, other than the Association, shall not incur, issue, renew, or rollover any debt or debt securities, increase any current lines of credit, guarantee the debt of any entity, or otherwise incur any additional debt or commit to do so without the prior written notice of non-objection of the Regional Director. For purposes of this Paragraph, the term, "debt", includes, but is not limited to, loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt. For purposes of this Paragraph, the term, "debt," does not include liabilities incurred in the normal course of business to acquire goods and services and that are normally recorded as accounts payable under generally accepted accounting principles. All written requests to engage in a debt transaction, at a minimum, shall: (a) describe the purpose of the proposed debt; (b) set forth and analyze the terms of the proposed debt and covenants; (c) analyze the Holding Company's current cash flow resources available to satisfy such debt repayment; and (d) set forth the anticipated source(s) of repayment of the proposed debt. The Holding Company shall submit its written request for such non-objection to the Regional Director at least thirty (30) days prior to incurring, issuing, rolling over any debt, increasing any current lines of credit, or guaranteeing the debt of any entity.

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Transactions with Affiliates.
10.   Effective immediately, the Holding Company shall not enter into any transaction or otherwise engage in any action that would cause the Association to violate 12 C.F.R. Part 223 and 12 C.F.R. § 563.41.
Oversight of Association.
11.   Effective immediately, the Holding Company shall ensure the Association's compliance with applicable laws, rules, regulations, and agency guidance and all the terms of the Order to Cease and Desist issued by the OTS against the Association on August 17, 2009.
Employment Contracts and Compensation Arrangements.
12.   Effective immediately, the Holding Company shall not enter into, renew, extend, or revise any contractual arrangement related to compensation or benefits with any director or Senior Executive Officer1 of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed written description of the compensation arrangement to be offered to such director or officer, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359.
Severance Payments.
13.   Effective immediately, the Holding Company shall not make any golden parachute

___________________________
1 The term "Senior Executive Officer" is defined at 12 C.F.R. § 563.555.

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payment2 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.
Directorate and Management Changes.
14.   Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H.
Compliance with Order.
15.   Within thirty (30) days after the end of each quarter, beginning with the quarter ending September 30, 2009, the Board shall adopt a board resolution (Compliance Resolution): (a) formally resolving that the Board conducted a diligent inquiry of relevant information, including reports from the Senior Executive Officers, regarding compliance with the Order during the immediately preceding quarter; (b) detailing the compliance with the provisions of this Order; (c) identifying each instance of noncompliance; and (d) setting forth, in detail, additional corrective actions or steps adopted or required by the Board to address each instance of noncompliance. Within five (5) days of the meeting of the Board at which each Compliance Resolution was adopted, the Holding Company shall provide to the Regional Director a copy of each Compliance Resolution and any compliance reports from Management that were reviewed during the Board meeting.
Effective Date, Incorporation of Stipulation.
16.   This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

______________________________
2 The term "golden parachute payment" is defined at 12 C.F.R. § 359.1(f).

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Duration.
17.   This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
18.   Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
19.   The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices.
20.   All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
21.   Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

(a)	To the OTS:

Regional Director C.K. Lee
Attn: Dennis R. Havener, Assistant Director
225 E. John Carpenter Freeway, Suite 500
Irving, Texas 75062-5217 Facsimile: (972) 277-9501

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With a copy to:

Don Kramer
Field Manager
Office of Thrift Supervision
P.O. Box 24401
Overland Park, Kansas 66283-4401

(b)	To the Holding Company:

Attn: Thomas M. Sutherland, Chief Executive Officer
First Bancshares, Inc.
142 East First Street
Mountain Grove, Missouri 65711-1742
Facsimile: (417) 926-5151

No Violations Authorized.
22.  Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By: /s/C.K. Lee
C.K. Lee
Regional Director, Western Region

Date: See Effective Date on page 1

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